ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-3
$ 202,030,907 6.20% Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001   2,067,450     158,662     136,199    5.82%    3,580,568   12.74%
 Feb-2001   2,005,514     147,787      53,827    2.48%    3,385,054   12.97%
 Mar-2001   2,018,820     137,238       7,073    0.35%    2,929,299   12.17%
 Apr-2001   2,099,902     126,619      75,461    4.12%    2,539,167   11.56%
 May-2001   1,764,529     115,574      45,750    2.72%    2,439,157   12.07%
 Jun-2001   1,843,486     106,293      60,015    3.92%    2,408,438   13.11%
 Jul-2001   1,760,780      96,596      (6,610)  -0.48%    2,174,869   13.10%
 Aug-2001   1,662,256      87,334      20,202    1.62%    2,165,524   14.49%
 Sep-2001   1,560,257      78,591      30,778    2.76%    1,775,694   13.27%
 Oct-2001   1,287,405      70,384       6,529    0.65%    1,706,203   14.11%
 Nov-2001   1,405,872      63,612     (11,266)  -1.26%    1,594,117   14.92%
 Dec-2001   1,340,770      56,217      18,099    2.32%    1,325,367   14.18%

          ____________ ___________ ___________
  Totals   20,817,041   1,244,907     436,056

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.